Exhibit 10.16

TERMINATION OF SECURITY AGREEMENT,

RELEASE OF SECURITY INTEREST AND

UNDERSTANDING REGARDING ASSET PURCHASE AGREEMENT

This Termination of Security Agreement, Release of Security Interest and Understanding Regarding Asset Purchase Agreement (“Agreement”), is made and entered into as of the 22nd day of August, 2014 (“Effective Date”), by and between NUVOGEN RESEARCH LLC, an Arizona limited liability company (“NuvoGen”), formerly known as Neogen, LLC, Stephen Felder, and Richard Kris (collectively, “Seller”), and HTG MOLECULAR DIAGNOSTICS, a Delaware corporation, formerly known as High Throughput Genomics, Inc. (“HTG”). Seller or HTG, individually, is a “Party” and, collectively, they are the “Parties.”

WHEREAS, the Parties entered into the Asset Purchase Agreement, dated January 9, 2001, as amended by the Amendment to Asset Purchase Agreement, dated November 20, 2003, the Second Amendment to Asset Purchase Agreement, dated September 15, 2004, and the Amended and Restated Third Amendment to Asset Purchase Agreement, dated February 28, 2014 (collectively, the “Sale Agreement”), pursuant to which Seller sold the Purchased Assets to HTG in exchange for the Purchase Price, which included payment of the Aggregate Cash Consideration over a period of time as set forth in the Sale Agreement. The terms Purchased Assets, Purchase Price and Aggregate Cash Consideration are as defined in the Sale Agreement.

WHEREAS, to secure the indebtedness, obligations and liabilities of HTG to Sellers under the Sale Agreement, HTG and NuvoGen entered into a Security Agreement and Collateral Assignment of Patents and Trademarks, dated January 12, 2001 (“Security Agreement”), pursuant to which HTG granted NuvoGen a security interest in the Collateral, as it is defined in the Security Agreement. The Security Agreement is attached hereto as Exhibit A.

WHEREAS, HTG is in the process of obtaining a growth capital term loan in an amount not less than $11,000,000 (less expenses and payoff of existing SVB debt facility) (“Loan”) from Oxford Finance LLC (“Oxford”), as collateral agent (in such capacity, “Collateral Agent”) and Silicon Valley Bank (“SVB,” Oxford and SVB each a “Lender” and collectively, the “Lenders”), and the Collateral Agent and Lenders have required HTG to obtain from NuvoGen a release of the lien on Collateral created pursuant to the Security Agreement and a Subordination Agreement in a form acceptable to the Lenders and Nuvogen.

WHEREAS, Seller is willing to release the lien on Collateral pursuant to this Agreement and deliver a Subordination Agreement in a form acceptable to the Lenders and Nuvogen in exchange for acceleration of certain payments of the Aggregate Cash Consideration and because Seller understands that the Loan provides HTG liquidity that also benefits Seller.

NOW, THEREFORE, for and in consideration of the foregoing, which are deemed material elements of this Agreement and not mere recitals, the mutual benefits to be received by the Parties, and the covenants and agreements contained herein, the Parties agree to the following:

1. Termination of Security Agreement. Contingent upon the closing of the Loan and HTG receiving the proceeds of the Loan, and notwithstanding anything to the contrary in the Security Agreement or Sale Agreement, the Security Agreement is hereby terminated in its entirety. If the Loan does not close on or before August 29, 2014, this Agreement shall be void.

2. Release of Nuvogen’s Security Interest. Nuvogen and each of the other Sellers, to the extent they have a security interest in, or other right to, the Collateral, hereby release and discharge any security interest, each or any of them, individually or collectively, have in any and all Collateral and hereby waive any and all claims or interest each or any of them, individually or collectively, has or might have in and with respect to the Collateral, regardless of (a) when a security interest in the Collateral became perfected, (b) the value of the Collateral, or (c) the amount Seller is owed by HTG pursuant to the Sale Agreement.

3. Consent. Nuvogen and each of the other Sellers hereby agree that any restriction on liens, security interests and other encumbrances (i.e. any negative pledge) with respect to the Collateral which may be contained in the Sale Agreement or any related agreement is hereby terminated and of no further force or effect. In furtherance of the foregoing, NuvoGen and each of the other Sellers hereby consents to the Collateral Agent’s and Lenders’ restrictions on liens, security interests and other encumbrances (i.e. negative pledge) with respect to the Collateral, as set forth in the agreements and documents now or hereafter evidencing or securing the Loan (collectively, the “Loan Documents”), and to any liens, security interests and other encumbrances that Collateral Agent and/or Lenders may be granted now or in the future in the Collateral.

4. Further Actions. Seller hereby authorizes HTG (or its designee) to file any releases or terminations necessary to release any lien(s) the Collateral created by or as a result of the Security Agreement or the Sale Agreement. Upon the reasonable request of HTG, Seller (or any one of them) agrees from time to time to execute, deliver or file, if necessary, at HTG’s sole expense, any and all releases, instruments and/or other documents and take any and all further actions that may be necessary to release any lien(s) on the Collateral created by or as a result of the Security Agreement or the Sale Agreement.

5. Security Agreement Controls. The Parties hereby agree that the Security Agreement controls and supersedes in the entirety any and all rights, obligations, remedies (except as accrued prior to the Effective Date) terms and/or conditions in the Sale Agreement relating to securing the indebtedness, obligations and liabilities of HTG to Sellers under the Sale Agreement, and that any and all such rights, obligations, remedies (except as accrued prior to the Effective Date), terms and/or conditions in the Sale Agreement are terminated concurrent with the termination of the Security Agreement.

6. Acceleration of Certain Aggregate Cash Consideration. Notwithstanding anything to the contrary in the Sale Agreement, HTG shall pay to Sellers no later than five business days after the closing of the Loan the next six Minimum Payment installments previously payable as follows (collectively, the “Accelerated Payments”):

Date	Amount
October 3, 2014	$112,500
January 6, 2015	$131,250
April 3, 2015	$131,250
July 3, 2015	$131,250
October 5, 2015	$131,250
January 6, 2016	$181,250

TOTAL	$868,750

Seller shall accept the Accelerated Payments as payment against the Aggregate Cash Consideration. The Accelerated Payments shall be made by check drawn on an account having immediately available funds, made payable to NuvoGen Research, LLC, and sent to Post Office Box 64326, Tucson, AZ 85728-4326, or as otherwise reasonably requested by Nuvogen in writing to HTG. Following payment of the Accelerated Payments, Minimum Payments shall resume and become due and payable as provided in the Sale Agreement beginning on April 5, 2016.

7. Minimum Payments. The Parties agree, subject to Section 6 above, the Sale Agreement provides that annual Minimum Payments shall be payable in four (4) equal amounts on or before the third business day of each Quarter, where the terms “Minimum Payment” and “Quarter” are defined in the Sale Agreement.

8. Governing Law. This Agreement is governed by and is construed in accordance with the laws of Arizona, without reference to its principles of conflicts of laws.

9. Successors and Assigns; Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of all successors and assigns. The Parties agree that Collateral Agent and Lenders shall be express third party beneficiaries of the statements and agreements contained herein and shall be entitled to rely thereon.

10. Entire Agreement; Modification. This Agreement, together with Exhibit A, constitutes the entire understanding and agreement of the Parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether verbal or written, between the Parties. No modification or amendment of any provision of this Agreement is valid or effective unless made in writing and signed by a duly authorized representative of each of the Parties.

11. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. An electronically delivered (e.g., facsimile or e-mail) copy of an original signature will be deemed to be an original signature for purpose of execution and delivery of this Agreement.

IN WITNESS WHEREOF, each Party has executed or has caused a duly authorized representative to execute this Agreement.

HTG MOLECULAR DIAGNOSTICS, INC.

By:	/s/ Shaun McMeans
Shaun McMeans
Chief Financial Officer

NUVOGEN RESEARCH LLC

By:	/s/ Richard Kris
Richard Kris
Member

By:	/s/ Stephen Felder
Stephen Felder
Member

/s/ Richard Kris
RICHARD KRIS, in his individual capacity

/s/ Stephen Felder
STEPHEN FELDER, in his individual capacity

Termination of Security Agreement, Release of Security Interest and Understanding Regarding Asset Purchase Agreement

EXHIBIT A

Security Agreement

[See attached nine (9) pages]

Termination of Security Agreement, Release of Security Interest and Understanding Regarding Asset Purchase Agreement